       SOCALGAS/SDG&E LONG-TERM STORAGE SERVICE AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into as of the first day of January, 1994, by and between Southern California Gas Company ("SoCalGas") and San Diego Gas & Electric Company ("SDG&E") and sets forth the terms and conditions under which SoCalGas will provide gas storage injection, inventory and withdrawal services for SDG&E.

     NOW THEREFORE, in consideration of the promises and mutual understandings set forth below, the parties agree as follows:

Section 1 - Supersedes Prior Arrangements

     This Agreement supersedes and replaces the provisions regarding gas storage in (a) the "Restated Long-Term Wholesale Natural Gas Service Contract" between the parties dated September 1, 1990 (the "Contract"), including without limitation Section 1.6 and Article 7 of the Contract, and (b) the "Storage Agreement" between the parties dated July 19, 1993. The Contract shall not be utilized in interpreting this Agreement, or any actions or inactions of the parties related hereto. This Agreement shall cover all storage matters between the parties during the term hereof; provided, however, this Agreement shall not be deemed to amend or modify the Mutual Assistance Agreement between the parties dated June 8, 1993, as it may be amended by mutual agreement from time to time, or any reference to storage gas therein.

Section 2 - Independent Entities

     (a)Separate Service Territory - SoCalGas and SDG&E each have separate service territories for which the applicable entity shall be solely responsible, subject to CPUC regulation, for providing gas service. SDG&E shall be solely responsible for determining the storage requirements of its customers in SDG&E's service territory, and SoCalGas shall have no responsibility or liability regarding SDG&E's storage determinations and the effect thereof, with SDG&E being solely responsible for defending or discharging and holding SoCalGas harmless from and against any claims or liabilities or costs (including, reasonable attorneys fees for in-house or retained counsel) attributable to SDG&E's storage determinations. Neither party shall be required to curtail any of its third party firm storage arrangements to satisfy any obligation to the other party (this includes any request for assistance by either party under the Mutual Assistance Agreement, although such third party curtailment will occur prior to a request by the requesting party under the Mutual Assistance Agreement).

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                              - 2 -

(b)Exceptions - Notwithstanding the provisions of Section 2(a):

(i)SDG&E - SDG&E may transfer all or a portion of its storage rights hereunder to on-system or off-system third parties so long as SDG&E remains primarily liable and SoCalGas' obligations hereunder are not increased materially; provided, however, that this provision shall be subject to all rules, regulations, orders and decisions issued by the Public Utilities Commission of the State of California related to marketing of storage rights, and SoCalGas' related Tariff Rate Schedules and Tariff Rules approved by the CPUC. SoCalGas shall, subject to SoCalGas' Tariff Rate Schedules and Tariff Rules, as in effect from time to time, cooperate in facilitating timely gas deliveries to third parties.

(ii)SoCalGas - SoCalGas may offer to provide storage services to any and all third parties doing business in SDG&E's service territory; provided, however, that this provision shall be subject to all rules, regulations, orders and decisions issued by the Public Utilities Commission of the State of California related to marketing of storage rights, and SDG&E's related Tariff Rate Schedules and Tariff Rules approved by the CPUC. SDG&E shall, subject to SDG&E's Tariff Rate Schedules and Tariff Rules, as in effect from time to time, cooperate in facilitating timely gas deliveries to such third parties.

Section 3 - Services/Operations

(a)Storage Service - SDG&E has elected firm storage services at the levels specified below:

     _    Annual Firm Inventory:   8,280,000 Dth

     _    Firm Withdrawal:         241,155 Dth per Day
     _    Firm Injection:          31,437 Dth per Day
                                   (April-October)

                                   SDG&E may, without additional
                                   cost, vary the above daily firm
                                   injection schedule upwards or
                                   downwards by up to fifteen
                                   percent (15%) in any month
                                   provided that written notice of
                                   such change is sent by SDG&E to
                                   SoCalGas not later than seven
                                   (7) business days prior to the
                                   start of the month during which
                                   such daily change is to apply.



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                              - 3 -
     _    Drive Gas:               2,070,000 Dth (See
                                   Section 3(c)(iv) below).

     _    "As Available" Injection SDG&E may request "as
          and Withdrawal:          available" injection and
                                   withdrawal consistent with
                                   SoCalGas' applicable Tariff
                                   Rates Schedules and Tariff
                                   Rules as in effect from time to
                                   time.

     (b) Future Services - This Agreement is not intended to foreclose SDG&E from obtaining any additional or different storage services for which it qualifies under SoCalGas' Tariff Rate Schedules and Tariff Rules, as in effect from time to time, as set forth therein; provided, however, the availability of such additional or different services shall not act or be deemed to relieve SoCalGas and/or SDG&E from any obligation hereunder or to modify the terms of this Agreement.

     (c) Operating Conditions - The following operating conditions shall apply to storage services:

      (i) Operator - SoCalGas shall be solely responsible for carrying out all storage operations and making all determinations in connection therewith, e.g., the availability of "as available" injection.

      (ii) Withdrawal - Firm withdrawal service for SDG&E, including intrastate transportation of firm gas withdrawals of SDG&E's storage inventory, to the delivery points specified in SDG&E's current transportation agreement with SoCalGas shall not be curtailed (1) other than in accordance with the Mutual Assistance Agreement between the parties dated June 6, 1993, or (2) in the event of Force Majeure.

      (iii) Storage Cycling - During any Contract Year, subject to the limitations on monthly firm injection variances and the retention of Drive Gas in November, December and January of each Contract Year, SDG&E may utilize the injection and withdrawal rights provided herein to cycle its gas inventory. SDG&E shall pay SoCalGas the applicable variable costs, including fuel, but no additional reservation charges shall be payable.

      (iv) Drive Gas - The first 2,070,000 decatherms of gas injected for SDG&E in any Contract Year shall be deemed to be "Drive Gas" (any gas retained in storage for SDG&E at the end of any Contract Year and continued as inventory in the following Contract Year shall be deemed to be "injected" for purposes of such calculation). For purposes of the Agreement, "Drive Gas" shall mean gas injected and stored in SoCalGas'


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                              - 4 -

             underground storage facilities which will permit increased firm withdrawal by SDG&E of other gas from the same underground storage facilities. Such Drive Gas shall be retained in SoCalGas' gas storage facilities at all times during the period November 1 through January 31 of each Contract Year, and shall be subject to the provisions of Section 7(d) of this Agreement. Subject to the obligation to retain such Drive Gas in SoCalGas' Gas Storage facilities through each January 31, SDG&E shall receive the additional firm withdrawal rights in MMdecatherms per Day which are equal to the amount in MMdecatherms of SDG&E's Drive Gas actually stored in SoCalGas' gas storage facilities at the beginning of the Day of withdrawal times 0.033.

      (d) Heating Value Factor - To the extent that it is necessary to convert gas volumetric measurements or calculations to heating values (or vice versa), the heating factor of 1035 shall be utilized.

Section 4 - Effective Date/Conditions

      (a) CPUC Approval - This Agreement shall be filed with the CPUC promptly after execution, and shall become effective ("Effective Date") as of the date that both of the following conditions have been satisfied: (i) receipt of approval hereof by the CPUC on terms and conditions satisfactory to each party in its sole opinion (each party shall provide the other party with written notice as to whether or not the CPUC approval is in satisfactory form not later than ten (10) days after the applicable CPUC decision; provided, however, this condition precedent shall be deemed waived if either party's notice is not received within such period), and (ii) implementation of SoCalGas' 1994-1995 BCAP.

      (b) Governmental Actions - Subject to Sections 5(b)(iii) and 11(a) below, the parties shall, notwithstanding any other provision hereof, comply with all valid laws, statutes, ordinances, decisions, orders, rules and regulations of any governmental entity having jurisdiction.

Section 5 - Contract Term

      (a) Initial Term - This Agreement shall continue in effect from the Effective Date through March 31, 1998. A "Contract Year", with respect to the first "Contract Year", shall mean the period from the Effective Date through March 31, 1995, and with respect to any succeeding "Contract Year" shall mean the period of twelve (12) consecutive months from the end of the preceding "Contract Year" through the following March 31.

      (b) Early Termination - Notwithstanding any other provision hereof, this Agreement may be terminated by either party on thirty


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                              - 5 -

(30) days prior written notice to the other party in the event that:

      (i) BCAP Allocation Changes - If as a result of the CPUC BCAP decision, which is no longer subject to rehearing, it is reasonably apparent that upon the implementation date of SoCalGas' 1994-1995 BCAP, which was submitted to the CPUC on September 1, 1993, storage costs will not be allocated in a manner consistent herewith, including the accounting treatment contemplated by each party after acceptance of the CPUC authorization under Section 4(a); provided, however, this provision shall be deemed waived if a party's termination notice under this provision is not sent within fourteen (14) days after such CPUC decision; or

      (ii) BCAP Implementation Date - If for any reason the 1994-1995 BCAP implementation date is on or after January
             1, 1995; or

      (iii) Material Adverse CPUC Decision - At any time after the Effective Date, if the CPUC issues a final order, decision or regulation, no longer subject to rehearing, which modifies this Agreement in a material way, adversely affecting either party by altering the reasonable economic and/or operating expectations of such party in its sole reasonable opinion in a manner unacceptable to such party; provided, however, prior to either party sending termination notice, the parties shall meet to discuss in good faith whether this Agreement can be restructured under the then-existing circumstances in a mutually acceptable fashion to avoid early termination; provided, further, that rate increases or decreases approved by the CPUC and not inconsistent with then-effective ratemaking principles being applied generally in California shall not be deemed either "material" or "adverse"; or

      (iv) "Hinshaw Exemption" - Either party believes in good faith that its continued performance hereunder could reasonably be determined to jeopardize continuance of its Hinshaw Exemption under 15 U.S.C. 717(C).

     (c) Winding Up - In the event of early termination pursuant to Section 4(b) hereof, SDG&E will continue to pay all applicable storage charges until SDG&E has (i) withdrawn all gas which has accrued to its storage account under this Agreement as of the date of such termination on a schedule as mutually agreed in good faith, and (ii) paid all monies owed to SoCalGas which accrued prior to such termination, or during any period of "winding up"; provided, however, in no event shall such withdrawal rights extend beyond the end of the current Contract Year.

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                              - 6 -


     (d) Extensions of Term - This Agreement may be extended as follows:

          (i) First Extension - The term of this Agreement may be extended at SDG&E's option from April 1, 1998, through March 31, 2003 on the same terms and conditions by notice from SDG&E to SoCalGas which is received not later than September 30, 1997.

          (ii) Second Extension - A second extension of the term of this Agreement at SDG&E's option from April 1, 2003, through March 31, 2008, on the same terms and conditions by notice from SDG&E to SoCalGas which is received not later than September 30, 2002.

Section 6 - Definitions

     In addition to the terms defined in this Agreement, the applicable definitions of SoCalGas' Tariff Rule No. 1, as in effect from time to time, are incorporated by reference herein.

Section 7 - Rates & Charges

     The firm storage services provided hereunder shall be subject to the following charges:

     (a) Tariff Rates - Storage Reservation and variable storage charges, including transportation charges for gas injected into storage, and fuel, shall be as established by the CPUC and set forth in the SoCalGas' applicable Tariff Rate Schedules, currently Tariff Rate Schedule G-LTS, as in effect from time to time.

     (b) Monthly Billings - SoCalGas shall bill SDG&E for the firm storage services under this Agreement in twelve (12) equal amounts, subject to necessary adjustments. SoCalGas, to the extent feasible, shall bill SDG&E for variable charges in the month immediately succeeding the month in which such charges are incurred, or as soon thereafter as reasonably possible, subject to necessary adjustments.

     (c)  "As Available "Storage Injection - SoCalGas shall bill
          SDG&E for any "as available" storage injection used at the rates as set forth in SoCalGas' applicable Tariff
          Rate Schedules, as in effect from time to time.

     (d) Drive Gas - SoCalGas shall not bill SDG&E for reservation charges for any additional firm withdrawal capacity SDG&E obtains by injecting Drive Gas (as defined in Section 3(c)(iv) of this Agreement) in SoCalGas' gas storage facilities so long as SDG&E maintains 2,070,000 decatherms of Drive Gas in inventory during the months of November, December and January of each Contract Year.

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                              - 7 -


     (e) BCAP Implementation/Transition Period - It is recognized that a transition treatment may be needed for the storage charges under the Contract, which will continue to be paid to the implementation of SoCalGas' 1994-1995 BCAP Decision. Implementation of such BCAP Decision may not occur in time to accommodate the applicable changes hereunder for SDG&E by April 1, 1994. Any delay in such implementation will result in SDG&E paying for increased storage services based on SoCalGas' applicable Tariff Rate Schedules during the period from April 1, 1994 to the Effective Date ("Transition Period") which could not be utilized by SDG&E pursuant to Section 3(a) hereof. To facilitate an orderly transition, and to provide SDG&E an opportunity to use the storage services paid for, the following rules shall apply:

      (i) Transition Injection - SDG&E shall be entitled to firm injection of 61,423 decatherms per Day during the Transition Period.

      (ii) Transition Inventory - In addition to the firm storage inventory provided under Section 3(a), during the period from April 1, 1994 through March 31, 1995, SDG&E shall be entitled to increased firm storage inventory equal to the additional costs that SDG&E pays for firm gas inventory and firm gas withdrawal under SoCalGas' applicable Tariff Rate Schedules in effect during the Transition Period which could not otherwise be utilized under this Agreement but for the transition provisions of this
               Section 7(e), divided by SoCalGas' applicable tariff rate for firm inventory in effect on the Effective Date. For purposes of clarification, it should be noted that the "additional costs" referred to reflect the difference between what SDG&E is actually paying during the Transition Period and the applicable charges under this Agreement. The storage inventory under Section 3(a) plus the storage inventory determined under this Section 7(e)(ii) shall be referred to collectively as the "Transition Inventory".

     (iii) Transition Inventory Shortfall - To the extent that any portion of SDG&E's Transition Inventory is not injected in storage by November 1, 1994, SDG&E may inject any "shortfall" (the difference between actual storage injections and the total Transition Inventory) in the second Contract Year (starting April 1, 1995); provided, however, (1) SDG&E is responsible for obtaining separate injection rights for such shortfall, on an "as available" or other basis, since



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                              - 8 -


               such injection is not covered by this Agreement, and (2) the applicable variable costs, including fuel, shall be assessed on the withdrawal of the shortfall by SDG&E.

      (iv) Excess Inventory - In the event that on the Effective Date SDG&E's actual storage inventory exceeds the Transition Inventory, the amount of inventory, if any, in excess of the Transition
               Inventory   ("Excess Inventory") shall be paid for
               by SDG&E at SoCalGas applicable tariff rates for inventory until withdrawal; provided, however, since any Excess Inventory is attributable to the uncertainty of the 1994-1995 BCAP implementation and the transition from the Contract, such tariff rate shall be applied to Excess Inventory on a daily basis for only those days when Excess Inventory remains in storage.

Section 8 - Deliveries

     SDG&E shall be solely responsible for delivering to SoCalGas all gas, including "Drive Gas", to be stored. Such delivery shall occur at existing points of interconnection with SoCalGas' facilities, and shall be subject to priorities, nomination and confirmation procedures and access or other charges, if any, applicable thereto.

Section 9 - Billing and Payment

     (a)  Payments - The storage services provided pursuant to
Section 3(a) shall be billed and paid for consistent with SoCalGas' Tariff Rate Schedules as in effect from time to time; provided, however, any storage services referenced in Section 7(e) shall be billed and paid for consistent therewith. Invoices are due and payable on receipt. Payment shall be considered past due if full payment has not been received by SoCalGas within nineteen (19) calendar days following the mailing date of each SoCalGas monthly invoice.

     (b) Suspension of Service - In addition to any remedies provided under SoCalGas' Tariff Rate Schedules and Tariff Rules, or elsewhere in this Agreement, in the event that SDG&E fails to timely pay any amounts payable in connection with the services provided herein, and if such amounts are not paid in full within seven (7) days following notice by SoCalGas that such payment is in arrears, SoCalGas may immediately suspend performance herein until SDG&E pays all amounts unpaid.

     (c) Disputes - In the event of a billing dispute, the bill must be paid in full by SDG&E pending resolution of the dispute. Such payment shall not be deemed a waiver of SDG&E's right to a refund with interest, compounded monthly from the payment date to

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                               - 9 -


the date of the refund. The interest rate used shall be as set forth in subsection 9(d)(iii).

     (d)  Late Payments -

          (i) Interest - In the event of late payment of any invoice by SDG&E, the unpaid amount shall be subject to interest, compounded monthly, from the date due until paid.

          (ii) Adjusted Billings - In the event of an adjusted billing, the affected entity shall also be entitled to interest, compounded monthly, on the under-or-over collected amount from the payment due date to the date of payment in full.

          (iii) Interest Calculation - The interest rate used herein shall be equal to one hundred twenty-five percent (125%) of the prime rate being charged by Bank of America (NT&SA) to its best class of customers as in effect on the first banking day in the applicable period during which payment was outstanding, and as thereafter revised during such period; provided, however, that the interest assessed shall never exceed the maximum lawful rate in California.

     (d) Billing Location - All bills shall be sent to SDG&E at the following location:

               San Diego Gas & Electric Co.
               P. O. Box 1803
               San Diego, California 92112
               Attn: Supervisor of Corporate Accounting

Section 10 - Notices

     All notices between the parties shall be sent by telefax, with confirming original copy thereof being sent by prepaid certified mail to the following and addressed as specified below:

SDG&E
Contract Matters                        Operating Matters

Contact Title: Manager             Contact Title: Manager Gas
    Fuels Department                  Operations
Fax. No.: (619) 696-1838           Fax No.:  (619) 696-2857
Telephone:(619) 696-1876           Telephone: (619) 696-2095

                      Confirmation Address:
                 Fuel Transportation Supervisor
                         P. O. Box 1831
                   San Diego, California 92112

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                              - 10 -

                             SOCALGAS
Contract Matters                             Operating Matters

Contact: Perssy M. Mergeanian           Contact Title: Gas Control
Fax No.: (213) 244-8262                 Fax No.: (213) 266-5812
Telephone: (213) 244-3701               Telephone: (213) 266-5958

                        Confirmation Address:
                        P. O. Box 3249
                        Los Angeles, CA 90051-1249
                        Attn:  UEG Whole. Mgr.

     The above designations may be changed by either party (by either the party's representative with the title identified, or any corporate officer of such party) upon at least seven (7) days prior written notice. The party receiving any notice hereunder may rely thereon as coming from an authorized representative of the sending party.

Section 11 - Miscellaneous


     (a) Interpretation - The interpretation and performance of any contracts for gas storage service shall be in accordance with the laws of the State of California, and the orders, rules and regulations of the CPUC, and SoCalGas' Tariff Rate Schedules and Tariff Rules, as each may be in effect from time to time. To the extent of any conflict between the terms of this Agreement and the terms of SoCalGas' Tariff Rate Schedules and Tariff Rules, the terms of this Agreement shall be deemed to control.

     (b) Covenant of Assurances - Each party shall do all necessary acts, and execute and deliver such written instruments, as shall be reasonably required from time to time to carry out the intent and terms of this Agreement, including without limitation any non-material changes to this Agreement necessary to make it enforceable consistent with the intent of the parties and to conform to law.

     (c) Limited Storage Liability - SoCalGas shall not be responsible for any loss of gas in storage attributable to the inherent qualities of gas, including leakage or migration, or for pilferage or theft of gas by third parties, or due to a physical or legal inability to withdraw gas from storage, unless such loss is caused by failure of SoCalGas to exercise the ordinary care and diligence required by law. In the event of any such loss, the portion of such loss which is attributable to SDG&E shall be determined based on SDG&E's pro rata share of the total recoverable working gas inventory in SoCalGas' storage facilities at the time of the loss.

     (d) Damages - No party under this Agreement shall be assessed any special, punitive, consequential, incidental, or indirect damages, whether in contract or tort, for any actions or inaction's arising from or related to this Agreement, including

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                              - 11 -


without limitation any actions or inactions related to an assignee or transferee hereunder.

     (e)  Force Majeure -   Notwithstanding any other provision
hereunder, performance under this Agreement shall be excused to the extent a party is prevented from performing due to the existence of a condition of Force Majeure. The term "Force Majeure" for the purpose of this Agreement shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of public enemy, wars, blockades, insurrections, riots, landslides, lighting, earthquakes, explosions, fires, civil disturbances, mechanical breakdowns, and other similar or dissimilar conditions or circumstances which by the exercise of due diligence such party is unable to prevent or overcome. Nothing in this Agreement shall require a party to settle any strike or labor dispute in which it may be involved.

     (f) Binding Arbitration - Any dispute or need for interpretation arising out of this Agreement which cannot be resolved after good faith discussion between the parties and which is not cognizable by the CPUC, shall be submitted to binding arbitration by one (1) arbitrator with over fifteen (15) years of diverse professional experience in various segments of the natural gas industry who has not previously been employed by either party, and who has no direct or indirect interest in either party, the Agreement or the subject matter of the dispute. Such arbitrator shall either be as mutually agreed by the parties within thirty
(30) days after notice from either party requesting arbitration, or, failing agreement, shall be selected under the expedited rules of the American Arbitration Association. Unless otherwise mutually agreed, no arbitrator shall handle more than one (1) proceeding under the Agreement. Such arbitration shall be held at a location to be mutually agreed, or, failing agreement, in San Clemente, California. Such binding arbitration shall be in lieu of litigation in any state or federal court.

Arbitration Process: Time shall be of the essence in any arbitration, which shall be subject to the following rules:

     1) The hearing shall be held as expeditiously as reasonably possible, but in no event shall it commence more than one hundred twenty (120) days from the date the arbitrator is selected.

     2) A written arbitrator's decision determining all the issues submitted shall be entered no more than forty-five (45) days following submission of the matter for decision (no arbitration decision shall provide for "continuing jurisdiction" as to future matters).

     3)   In the event that the arbitration requires a decision
          (a) as to the allocation or payment of any monetary amounts, or (b) the methodology or accuracy of any calculation, the arbitrator shall select the position of that party which the arbitrator believes most appropriate under the circumstances. No "compromise" determination or alternate calculations shall be made by the arbitrator, who is bound to adopt the position of one party to the exclusion of the other on such matters.

     4) Such arbitrator's decision shall thereafter be deemed to be a part of the Agreement and incorporate by reference herein.

     5) Pending such decision, the parties shall continue to operate under the Agreement as on the date the arbitration is requested; however, the arbitrator should consider specifically the appropriateness of retroactive adjustments proposed by the parties.

     6) The arbitrator shall establish such rules for discovery and submission of evidence (including compelling testimony, information, documents or evidence) as deemed appropriate under the circumstances of the dispute, having due regard to a timely resolution of the matter.

     7) The arbitrator shall consider the failure of any party to provide evidence, participate in the hearing or otherwise fail to facilitate completion of the hearing; provided, however, no actions or inactions of a party shall be permitted to delay or prevent the arbitrator from rendering a timely decision, or the subsequent enforcement of such decision.

     8) The allocation of the costs of arbitration shall be considered by the arbitrator to balance the equities between the parties, and, for example, the entire costs of the proceeding, including reasonable attorneys fees (for in-house and retained counsel), may be awarded to the prevailing party.

     9) The parties hereby waive any and all rights to a "stay" of the arbitration pending litigation under Section
          1281.2 of the California Code of Civil Procedure or otherwise.

     10) An arbitration award shall be final, conclusive and binding on the parties and may be filed in any appropriate court for enforcement. In the event that it is necessary to enforce such award, all costs of enforcement, including reasonable attorneys fees (for in-house and retained counsel), shall be payable by the party against whom such award is enforced.

     11) The parties may agree on such other rules as they deem necessary, but in the event a subject is not covered in this Section 8(f), and if the parties fail to agree thereon, the rules of the American Arbitration Association shall apply to the extent not inconsistent with the rules specified above; provided, however, in no


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                              - 13 -

          event shall this provision on arbitration be construed to mean that an arbitration will be held under the auspices of the American Arbitration Association, and/or subject to any payments of fees to such organization, unless agreed to in writing by both parties.

     (g) Audit - SDG&E has the right to audit SoCalGas' accounting records to the extent reasonably necessary to verify any invoices submitted by SoCalGas herein, including without limitation the applicable operating records related thereto. Any such audit(s) shall be undertaken at reasonable times at the location selected by SoCalGas and in conformance with generally accepted auditing principles. SDG&E shall be solely responsible for its costs of audit. The right to audit shall extend during the length of this Agreement and for a period of two (2) years following the date of final payment under this Agreement.
SoCalGas shall retain all necessary records and documentation for the entire audit period. SoCalGas shall not claim that any such records are confidential; provided, however, SDG&E's audit rights shall not extend to SoCalGas transactions with third parties or as to any technical "know-how" or trade secret related to operating techniques, procedures, devices or processes. SoCalGas shall be notified in writing of any exception taken as a result of an audit. In the event of a dispute which cannot be resolved between the parties the binding arbitration procedure contained in Section 10(b) may be utilized.

     (h) Entire Agreement - This Agreement sets forth the entire understanding of the parties on the matters set forth herein and supersedes any prior correspondence, discussions, conversation or understandings, whether written or oral. This Agreement shall only be modified or amended by an instrument in writing executed by both parties, and shall not be modified or amended by course of performance, course of dealing or usage of trade.

     (i) Governing Law - This Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of California and, the orders rules and regulations of the CPUC, as in effect from time to time.

     (j) No Waiver - No waiver by any party of one or more defaults under this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or different character.

     (k) Preparation - This Agreement was prepared by both parties hereto with advice of counsel, and not by any party to the exclusion of the other, and accordingly, should not be construed against either party by reason of its preparation.

     (l)  Assignment - Except as provided in Section 2(b) of this
Agreement, unless consented to in writing by the non-assigning party, the rights of either party hereunder may only be transferred or assigned to a successor in interest to all, or substantially all, of the assets of a party hereto.

     (m) Tax Indemnity - Notwithstanding any other provision hereof, SDG&E shall indemnify and hold harmless SoCalGas from and against any and all Federal and California taxes, levies and assessments imposed on the SoCalGas, not otherwise reflected or to be reflected in SoCalGas' Tariff Rate Schedules, and measured by the amount of gas that is owned by SDG&E and held in SoCalGas' storage facilities for SDG&E's account (or by the amount of gas injected into or withdrawn from such facilities for SDG&E's account) to the extent not previously taxed. SDG&E's responsibility for such taxes, levies and assessments shall be proportional to the quantity of SDG&E's gas, including "Drive Gas", held in SoCalGas' storage (or SDG&E's injections into or withdrawals from SoCalGas' storage) compared to the total quantity of gas held in SoCalGas' storage (or the total quantity of injections into or withdrawals from SoCalGas' storage) which is subject to such taxes, levies and assessments.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed two (2) duplicate original copies of this Agreement as of the date written above.

SAN DIEGO GAS & ELECTRIC COMPANY   SOUTHERN CALIFORNIA GAS COMPANY

By: _____________________________  By: ___________________________

Title: __________________________  Title: ________________________